Exhibit 5.1

December 29, 2003

SWS Group, Inc.

1201 Elm Street

Suite 3500

Dallas, Texas 75270

Re:	SWS Group, Inc. – Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for SWS Group, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, covering the registration of 500,000 shares (the “Shares”) of the Company’s common stock, par value $0.10 per share (the “Common Stock”), which may be issued pursuant to the SWS Group, Inc. Restricted Stock Plan (collectively, the “Plan”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of our opinion, including: (i) the Plan, (ii) the Company’s Certificate of Incorporation and all amendments thereto, (iii) the Company’s Bylaws, as amended, (iv) the applicable minutes of meetings or consents in lieu of meetings of the Company’s board of directors (the “Board”) and stockholders, and (v) with respect to certain factual matters not independently verified, certificates of officers of the Company.

For the purposes of expressing the opinion hereinafter set forth, we have assumed: (i) the genuineness of all signatures and documents; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity to the originals of all documents submitted to us as copies; (iv) the correctness and accuracy of all facts set forth in the documents referred to in this Opinion Letter; (v) the due authorization, execution, and delivery of and the validity and binding effect of all documents; and (vi) compliance both in the past and in the future with the terms of the Plan by the Company and its employees, officers, the Board and any committees appointed to administer the Plan.

SWS Group, Inc.

December 29, 2003

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that upon the issuance of the Shares in accordance with the terms and conditions of the Plan, including receipt prior to issuance by the Company of the full consideration for the Shares (which consideration shall be at least equal to the par value thereof), the Shares will be validly issued, fully paid and nonassessable shares of Common Stock.

Our opinions herein are limited in all respects to the General Corporation Law of the State of Delaware, which includes those statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and the federal laws of the United States of America, and we do not express any opinion as to the applicability of or the effect thereon of the laws of any other jurisdiction. We express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom.

This firm consents to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Winstead Sechrest & Minick P.C.

Winstead Sechrest & Minick P.C.